Calculation of Filing Fee Tables
S-8
Huntsman CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	5,250,000	$ 13.16	$ 69,090,000.00	0.0001531	$ 10,577.68
Total Offering Amounts:						$ 69,090,000.00		$ 10,577.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,577.68
Offering Note
[1]	The Form S-8 registration statement to which this Exhibit 107.1 is attached (the "Registration Statement") registers 5,250,000 shares of common stock, par value $0.01 per share (the "Stock"), of Huntsman Corporation, a Delaware corporation (the "Company" or "Registrant"), that may be delivered with respect to awards under the Huntsman Corporation 2025 Stock Incentive Plan (as amended from time to time, the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Stock as reported on the New York Stock Exchange on April 30, 2025 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $13.16